K&L|GATES

             K&L Gates LLP

1601 K Street NW

 Washington, DC 20006-1600

T 202.778.9000

www.klgates.com

August 15, 2008

Direxion Shares ETF Trust

33 Whitehall Street, 10th Floor

New York, NY 10004

Ladies and Gentlemen:

We have acted as counsel to Direxion Shares ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File Nos. 333-150525; 811-22201) (the “Pre-Effective Amendment”), registering an indefinite number of shares of beneficial interest, without par value, of each series of the Trust listed in Schedule A attached hereto (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment.  For purposes of rendering that opinion, we have examined the Pre-Effective Amendment, the Trust Instrument and By-laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Trust; and
2.	When issued and paid for upon the terms provided in the Pre-Effective Amendment, the Shares to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the SEC in connection with the Pre-

Direxion Shares ETF Trust

August 15, 2008

Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Pre-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

SCHEDULE A

Total Market Bull 3X Shares	Total Market Bear 3X Shares
Large Cap Bull 3X Shares	Large Cap Bear 3X Shares
Mid Cap Bull 3X Shares	Mid Cap Bear 3X Shares
Small Cap Bull 3X Shares	Small Cap Bear 3X Shares
Developed Markets Bull 3X Shares	Developed Markets Bear 3X Shares
Emerging Markets Bull 3X Shares	Emerging Markets Bear 3X Shares
BRIC Bull 3X Shares	BRIC Bear 3X Shares
China Bull 3X Shares	China Bear 3X Shares
India Bull 3X Shares	India Bear 3X Shares
Latin America Bull 3X Shares	Latin America Bear 3X Shares
Clean Energy Bull 3X Shares	Clean Energy Bear 3X Shares
Energy Bull 3X Shares	Energy Bear 3X Shares
Financial Bull 3X Shares	Financial Bear 3X Shares
Technology Bull 3X Shares	Technology Bear 3X Shares
Real Estate Bull 3X Shares	Real Estate Bear 3X Shares
Homebuilders Bull 3X Shares	Homebuilders Bear 3X Shares